SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Checkthe appropriate box:

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[ ]      Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                    Puradyn Filter Technologies Incorporated
                    ----------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 not applicable
                                 --------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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(2)      Aggregate number of securities to which transaction applies:

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


                    Puradyn Filter Technologies Incorporated
                         3020 High Ridge Road, Suite 100
                          Boynton Beach, Florida 33426
                  Telephone 561-547-9499 Facsimile 561-547-4025


                                   June , 2002


Dear Stockholder:

         You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Puradyn Filter Technologies Incorporated, to be held on Tuesday, July 9, 2002 at 2:00 p.m. at the Holiday Inn Catalina, 1601 North Congress Avenue, Boynton Beach, Florida 33426. The formal Notice of the 2002 Annual Meeting of Stockholders and Proxy Statement are attached.

         The matters to be acted upon by our stockholders are set forth in the Notice of 2002 Annual Meeting of Stockholders and include,

o        the election of our Board of Directors;

o the ratification of the engagement of Ernst & Young LLP as our independent auditors;

o the approval of an amendment to our Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue from 20,000,000 shares to 30,000,000 shares; and

o the approval of such other matters as may properly come before the meeting.

         It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached Proxy Statement, please sign, date and return the enclosed proxy card. Your vote is important regardless of the number of shares you own.

         I hope that you will attend the meeting in person, at which time I will review the business and operations of Puradyn Filter Technologies Incorporated.

                                          Sincerely,


                                          /s/ Richard C. Ford
                                          -----------------------------------
                                          Richard C. Ford
                                          Chief Executive Officer

                    PURADYN FILTER TECHNOLOGIES INCORPORATED

                  NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 9, 2002


         The 2002 Annual Meeting of the Stockholders of Puradyn Filter Technologies Incorporated will be held at 2:00 p.m., at the Holiday Inn Catalina, 1601 North Congress Avenue, Boynton Beach, Florida 33426, on Tuesday, July 9, 2002. At the 2002 Annual Meeting, you will be asked to vote on the following matters:

         1.       To elect a Board of Directors consisting of seven (7) members;

         2. To ratify the appointment of Ernst & Young LLP as our independent auditors, to serve at the pleasure of the Board of Directors;

         3. To approve an amendment to our Certificate of Incorporation increasing the number of shares of common stock we are authorized to issue from 20,000,000 shares to 30,000,000 shares; and

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record, as shown on our transfer books at the close of business on May 24, 2002, will be entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the 2002 Annual Meeting will be available for examination by any stockholder, for proper purposes, during normal business hours at our offices for a period of at least 10 days preceding the 2002 Annual Meeting.

         The Board of Directors recommends that you vote FOR the Board's slate of nominees to serve on the Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP, and FOR the amendment to our Certificate of Incorporation.

                                           By Order of the Board of Directors

                                           /s/ Richard C. Ford
                                           -----------------------------------
                                           Richard C. Ford
                                           Chief Executive Officer

June ___, 2002


PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                    PURADYN FILTER TECHNOLOGIES INCORPORATED

                                 PROXY STATEMENT

                       2002 ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 9, 2002

                                  INTRODUCTION

         The accompanying proxy is solicited by the Board of Directors of Puradyn Filter Technologies Incorporated ("Puradyn", "we", "us", "our") to be voted at the 2002 Annual Meeting of Stockholders to be held on July 9, 2002, and any adjournments thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted in accordance with the recommendation of the Board with respect to each matter submitted to our stockholders for approval. Abstentions and broker non votes are counted for purposes of determining a quorum, but will not be counted as votes cast in connection with the election of directors, the ratification of our auditors, or the approval to amend our Certificate of Incorporation. Any stockholder giving a proxy has the power to revoke it prior to its exercise by notice of revocation to Puradyn, in writing, by voting in person at the 2002 Annual Meeting or by execution of a subsequent proxy; provided, however, that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

         The shares entitled to vote at the 2002 Annual Meeting consist of shares of our common stock. Each share entitles the holder to one vote. At the close of business on May 24, 2002, the record date for determining those stockholders entitled to notice of and to vote at the 2002 Annual Meeting, there were 17,589,962 shares of our common stock issued and outstanding. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about June 3, 2002, and are accompanied by Puradyn's Annual Report on Form 10-KSB for the year ended December 31, 2001, and its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002.

         In addition to the use of the mail, solicitations may be made by our employees, by us, by telephone, email, mailgram, facsimile, telegraph, cable and personal interview. We will bear all expenses of soliciting proxies.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

NOMINEES AND DIRECTORS

         Our Board of Directors currently consists of seven members. At the meeting, seven directors will be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast, in person or represented by proxy, at the 2002 Annual Meeting. Therefore, the seven nominees receiving the greatest number of votes cast will be elected directors of Puradyn (assuming a quorum is present). We have no reason to believe that any nominee will be unable to serve if elected. A vote FOR the nominees includes discretionary authority to vote for a substitute nominee named by the Board, if any of the nominees become unable or unwilling to serve.

         The following persons have been nominated by the Board for election to the Board of Directors:

Name                      Age    Position
---------------------   -------  -----------------------------------------------


Joseph V. Vittoria         66    Chairman of the Board of Directors
Richard C. Ford            58    Chief Executive Officer and Director
Kevin G. Kroger            50    President, Chief Operating Officer and Director
Alan J. Sandler            63    Vice President, Secretary, and Director
Peter H. Stephaich         46    Director
Ottavio Serena             49    Director
Michael Castellano         61    Director

JOSEPH V. VITTORIA was appointed to the Board of Directors and appointed as Chairman on February 8, 2000. Mr. Vittoria was Chairman and Chief Executive Officer of Travel Services International, Inc. where he served since 1998. From 1987 to 1997, Mr. Vittoria served as Chairman and Chief Executive Officer of Avis, Inc. and was President and Chief Operating Officer of Avis, Inc. from 1982 to 1987. Mr. Vittoria also serves on the Boards of Directors of Sirius Satellite Radio, Inc., ResortQuest International, Inc. and Transmedia Asia, Inc.

RICHARD C. FORD has been a Director of the Company since its inception in 1988. He served as President of the Company from its inception in 1988 until April 1997 and as Chief Executive Officer and Treasurer until June 1997. He also served as Secretary of the Company from its inception until August 1996. Mr. Ford returned to the Company in April 1998 and in January 1999, Mr. Ford was elected Chairman of the Board of Directors and appointed Chief Executive Officer. Mr. Ford was also a Director of TF Purifiner Ltd. through July 17, 1997 at which time he resigned, and was re-appointed as a Director in 1999.

KEVIN G. KROGER joined the Company July 3, 2000 as President, Chief Operating Officer, and was appointed to the Board of Directors. Mr. Kroger was with Detroit Diesel Corporation from 1989 to the time he joined the Company, serving in various executive positions prior to his appointment in 1998 to the position of Vice President and General Manager of Series 30/40 Product. From 1987 to 1989 he was Vice President of R.E.S. Leasing and of VE Corporation. Prior to this, from 1971 to 1987, he held several management positions with Caterpillar Corporation.

ALAN J. SANDLER joined the Company in June 1998 as President, Chief Operating Officer, Secretary, Chief Financial Officer, and Director. In January 2000, he became Vice President and resigned from the positions of President and Chief Operating Officer. In March 2001, he resigned as Chief Financial Officer. In August 2001, Mr. Sandler resumed the position of Chief Financial Officer and then resigned from the position in March 2002. From 1995 until 1997 Mr. Sandler served as President and Chief Executive Officer to Hood Depot, Inc., a national restaurant supply manufacturer/distributor. From 1979 to 1995 he was President and Chief Executive Officer of Sandler & Sons Dental Supply Company, a regional dental supply and equipment distributor. Previous to this position he was a Vice President of Gardner Advertising Company, a national advertising agency. Mr. Sandler was appointed as a Director of TF Purifiner Ltd. in 1999.

PETER H. STEPHAICH was appointed to the Board of Directors at its meeting June 12, 2000. Mr. Stephaich is currently Chairman, Chief Executive Officer and President of Blue Danube Incorporated, a private holding Company engaged in the river transportation industry on the Upper Ohio River. Mr. Stephaich has been on its Board of Directors since 1982 and has held the titles of Chief Executive Officer and President since 1995. Prior to 1995, Mr. Stephaich worked for various financial institutions, including four years at Banker Trust Company where he provided international financial advisory services to the transportation and aerospace industries.

OTTAVIO SERENA was appointed to the Board of Directors at it meeting June 12, 2000. Mr. Serena is a principal of The Lynx Partners, a private equity consulting firm. He is also President of The Explorer and Fiber Group, and is a director and Vice President of Financial Performance Corporation, a publicly traded financial Company. From 1993 to 1999, Mr. Serena was with Citicorp Venture Capital, a leveraged buyout Company. Mr. Serena co-founded and was managing director of The Lynx Partners from 1987 to 1993.

MICHAEL CASTELLANO was appointed to the Board of Directors at its January 24, 2001 meeting. Mr. Castellano retired in 1997. From 1995 to 1997, Mr. Castellano was Chief Administrative Officer of Kobren Insight Group, a mutual fund Company, and in 1994, he was Executive Vice President of Wall Street Access, a discount brokerage firm. Prior to that, from 1988 to 1993, Mr. Castellano was Senior Vice President and Corporate Controller for Fidelity Investments.

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

         During 2001, our Board of Directors met on 3 occasions and took action by unanimous written consent on 16 occasions. Each Director attended each meeting and concurred in each Board action by consent. We currently have an audit committee and a compensation committee.

Audit Committee

         The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The committee members are Michael Castellano (chairperson), Peter
H. Stephaich and Joseph V. Vittoria. During the fiscal year ended December 31, 2001, the Audit Committee met on 5 occasions.

         The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls.

         In this context, the chairperson has met and held discussions with management and the independent auditors. Management represented to the committee that Puradyn's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         In addition, the committee has discussed with the independent auditors the auditor's independence from Puradyn and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

         The committee discussed with our independent auditors the overall scope and plans for their respective audit. The committee meets with the independent auditors with and without management present, to discuss the results of their examinations, the evaluations of Puradyn's internal controls, and the overall quality of our financial reporting.

         In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors, and the Board has approved, that the audited consolidated financial statements be included in Puradyn's Form 10-KSB for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

      Michael Castellano    Peter H. Stephaich    Joseph V. Vittoria

Compensation Committee

         The Compensation Committee provides overall guidance for officer compensation programs, including salaries and other forms of compensation including all employee stock option grants and warrant grants to non-employees. The Compensation Committee consists of Peter Stephaich (chairperson), Joseph V. Vittoria, Ottavio Serena and Michael Castellano. The Compensation Committee held 1 meeting during the fiscal year ended December 31, 2001.

                             EXECUTIVE COMPENSATION

Cash Compensation

         The following table shows, for the three year period ended December 31, 2001, the cash and other compensation paid by us to our Chief Executive Officer and to each other executive officers who had annual compensation in excess of $100,000.


                           SUMMARY COMPENSATION TABLE

                                                       OTHER
        NAME AND                                       ANNUAL       NUMBER OF          LTIP       ALL OTHER
   PRINCIPAL POSITION        YEAR        SALARY        BONUS     COMPENSATION (2)     OPTIONS      PAYOUTS      COMPENSATION (3)
-------------------------- ---------- -------------- ---------- ------------------- ------------ ------------ ---------------------



Richard C. Ford (4)          2001       $ 208,000     $       -      $   6,890                -       -          $   11,000
CEO and Director             2000         200,000       150,000          1,644                -       -              12,000
                             1999         145,608 (1)     1,000          1,171        1,064,510       -               9,000

Kevin G. Kroger              2001         166,000        76,000         17,641                -       -              13,000
President, COO and           2000          83,000        50,000         12,289          300,000       -               6,000
Director

Alan J. Sandler              2001         100,000             -          8,650                -       -                   -
Vice President and           2000          96,615             -          7,865                -       -                   -
Secretary and
   Director (5)

(1) Mr. Ford elected to defer payment of $53,000 included in his 1998 salary, which he received in 2000. Richard C. Ford's salary in 1999 includes stock options granted at a nominal exercise price in lieu of cash compensation for Mr. Ford (114,510 options having a value of $50,163).

(2) This amount represents payments made by us for health insurance premiums and, in the case of Mr. Kroger, also for life insurance and disability insurance premiums.

(3) This amount represents payments made to Mr. Ford for consulting services in 1998, and a car allowance in 1999, 2000 and 2001. For Mr. Kroger, this amount represents a car allowance.

(4) Mr. Ford served as our Secretary until August 1996. Mr. Ford served as our President until April 1, 1997 and served as Chief Executive Officer, Treasurer and Chief Financial Officer until June 19, 1997. Mr. Ford left our employment on July 17, 1997, and provided consulting services to us under an agreement until April 1, 1998, when he rejoined us as a Director. In February 2000, Mr. Ford resigned as Chairman of the Board of Directors, but remained as a Director. (See Certain Relationships and Related Transactions).

(5) Mr. Sandler joined us in June 1998 as President, Chief Operating Officer, Secretary, Chief Financial Officer, and Director. In January 2000, he became Vice President and resigned from the positions of President and Chief Operating Officer. In March 2001, he resigned as Chief Financial Officer. In August 2001, Mr. Sandler resumed the position of Chief Financial Officer and then resigned from the position in March 2002.

Incentive and Non-qualified Stock Option Plans

         The Board of Directors adopted the 2000 Non-Employee Directors' Plan (the "Directors' Plan") on November 8, 2000, under which options to purchase 400,000 shares have been authorized for issuance. The Directors' Plan provides a means to attract and retain highly qualified persons to serve as non-employee directors and advisory.

         Each member of the Board of Directors will be automatically granted 5,000 options at the date of commencement of the Directors' Plan and on their initial election as new members to the Board of Directors. Each director receives an additional 5,000 options at the close of each annual meeting of stockholders. Additionally, each director automatically receives 2,500 options for each committee of the Board on which the director serves. Options are granted at a price equal to the fair market value of the stock on the date of grant, are exercisable commencing two years following grant, and will expire five years from the date of grant. In the event a person ceases to serve on the Board of Directors, the outstanding options expire one year from the date of cessation of service. The Directors' Plan is administered by the Board of Directors.

         The Company's 1999 Stock Option Plan (the "1999 Plan") and the 1996 Stock Option Plan (the "1996 Plan"), adopted on September 15, 1999 and amended in June 2000 and July 31, 1996, respectively, will work to increase the proprietary interest in Puradyn by our employees, Board of Advisors, consultants, and non-employee Directors, and to align more closely their interests with the interests of Puradyn's stockholders. The Plans will also maintain our ability to attract and retain the services of experienced and highly qualified employees and non-employee directors.

         Under the 1999 Plan and 1996 Plan, we had reserved an aggregate of 3,000,000 and 2,200,000 shares, respectively, of common stock for issuance pursuant to options granted under the Plans ("Plan Options"). The Board of Directors or a Committee of the Board of Directors (the "Committee") administers the Plans including, without limitation, the selection of the persons who will be granted Plan Options under the Plans, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

         Options granted under the 1996 and 1999 Plans may either be options qualifying as incentive stock options ("Incentive options") under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify ("Non-Qualified Options"). In addition, the Plans also allow for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares of Common Stock equal in number to the tendered shares. Any Incentive Option granted under the Plans must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock must be at least 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by the Board of the Directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant.

         The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Committee and cannot be less than the par value of Puradyn's Common Stock.

         The per share purchase price of shares subject to Plan Options granted under the Plans may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan.

         Officers, directors, key employees and consultants of Puradyn and its subsidiaries (if applicable in the future) are eligible to receive Non-Qualified Options under the Plans. Only our officers, directors and employees, and those of our subsidiaries are eligible to receive Incentive Options.

         All Plan Options are generally nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not an employee but is a member of Puradyn's Board of Directors and his service as a Director is terminated for any reason, other than death or disability, the Plan Option granted to him generally shall lapse to the extent unexercised on the earlier of the expiration date or one year following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him generally shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22 (c) (3) of the Internal Revenue Code of 1986, the Plan Option granted to him generally lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

         The Board of Directors or the Committee may amend, suspend or terminate the Plans at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plans or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in the Company's capitalization), (ii) extends the term of any Plan Option beyond ten years, or (iii) extends the termination date of the Plan. Unless the Plans shall theretofore have been suspended or terminated by the Board of Directors, the 1996 Plan shall terminate on July 31, 2006 and the 1999 Plan shall terminate on September 15, 2009. Any such termination of the Plans shall not affect the validity of any Plan Options previously granted thereunder.

         As of December 31, 2001, under the Directors' Plan, options to purchase 260,000 shares of common stock were outstanding. As of December 31, 2001, under the 1996 Plan, incentive stock options to purchase 165,407 shares of common stock were outstanding and non-qualified options to purchase 595,000 shares of common stock were outstanding and, under the 1999 Plan, incentive stock options to purchase 1,238,750 shares of common stock were outstanding and non-qualified options to purchase 197,000 shares of common stock were outstanding.

Options Granted to Officers and Directors

         On January 24, 2001 and May 16, 2001 director Michael Castellano was granted 7,500 and 2,500 at $6.50 and $4.81, respectively. On October 23, 2001 directors Michael Castellano, Peter Stephaich and Ottavio Serena were granted 10,000, 10,000 and 7,500 options, respectively, at $2.60 per share. These options were granted under the Directors' Plan and vest over two years from the date of grant.

         On July 3, 2000, Kevin Kroger was granted 300,000 qualified options at $9.25 per share, which become exercisable at 75,000 per year beginning July 3, 2001. On October 23, 2000 directors Joseph Vittoria, Peter Stephaich and Ottavio Serena were granted 205,000, 10,000 and 7,500 options, respectively, at $5.88 per share. These options vest over two years from the date of grant.

         On January 7, 1999 Richard C. Ford was granted 100,000 non-qualified options at $.21 per share, which were immediately vested and exercisable. On April 1, 1999, Mr. Ford was granted 175,000 non-qualified options at $.94 per share of which 100,000 were immediately vested and exercisable and 75,000 vested on April 1, 2000. On April 14, 1999 Mr. Ford was granted 100,000 non-qualified options at $.56 per share, which vest on April 14, 2001. From June 18, 1999 to September 24, 1999 Mr. Ford was granted 114,510 non-qualified options at a zero exercise price compared to market prices of from $.31 to .51 per share in lieu of cash compensation. All vested and were exercisable immediately. On December 20, 1999, Mr. Ford was granted 275,000 qualified options at $1.10 per share, which were immediately vested and exercisable. Also, on December 20, 1999, Mr. Ford was granted 300,000 qualified options at $1.10 per share of which 150,000 vested on December 20, 2000 and 150,000 will vest on December 20, 2001.

         On July 8, 1998, Richard C. Ford was granted 300,000 stock options to purchase shares of the Company's Common Stock at $.38 per share. Of these options, 150,000 vested on July 8, 1998 and 150,000 vested on July 7, 1999.

         On August 2, 1996, the Company granted Richard C. Ford Incentive Plan Options to purchase an aggregate of 50,000 shares of common stock at $2.20 per share through August 2, 2001, of which 25,000 vested on August 2, 1996, 12,500 vested on August 2, 1997, and 12,500 vested on August 2, 1998. Mr. Ford surrendered these options for cancellation in 1999. On August 2, 1996, the Company granted Richard C. Ford non-qualified options to purchase an aggregate of 200,000 shares of Common Stock at $2.00 per share through August 2, 2004, of which 100,000 vested on August 2, 1996, 50,000 vested on August 2, 1997, and 50,000 vested on August 2, 1998. Mr. Ford also surrendered these 200,000 options for cancellation in 1999.

Option Exercises and Holdings

         The following table sets forth information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended December 31, 2001 to each person named in the Summary Compensation Table and the unexercised options held as of the end of the 2001 fiscal year.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES


                            NUMBER OF        SECURITIES
                             SHARES          UNDERLYING     UNEXERCISED AT     VALUE OF UNEXERCISED IN THE-MONEY
                           ACQUIRED ON     OPTIONS/ SARS     YEAR END (#)        OPTIONS/ SARS AT YEAR END ($)
                            EXERCISE           VALUE         EXERCISABLE/   ---------------------------------------
                          REALIZED (#)    EXERCISABLE/ ($)   UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE (1)
                         ---------------- ----------------- ---------------- ------------------- -------------------

                                             875,000 /
Richard C. Ford              875,000       $3,371,000 (3)     375,000 / -        $1,521,000              -
Chief Executive
   Officer and Director

                                                               75,000 /
Kevin G. Kroger                 -                -              225,000             (2)                 (2)

President, COO and
   Director

Alan J. Sandler            260,000 (4)           -                 -                 -                   -
Vice President,
   Secretary and
   Director

(1) In accordance with the Securities and Exchange Commission's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $4.70, the closing price reported on December 31, 2001.

(2) The closing price at December 31, 2001 of $4.70 is less than the exercise price of the options.

(3) Mr. Ford exercised 875,000 options and has a promissory note payable to the Company for the total exercise price of $756,250.

(4) Mr. Sandler exercised 260,000 options and has a promissory note payable to the Company for the total exercise price of $97,500.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Puradyn. Officers, directors and greater than ten percent (10%) stockholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file.

         To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were completed and filed on a timely basis.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows certain information regarding Puradyn's common stock beneficially owned on the May 24, 2002 record date, by:

o each person who is known by us to own beneficially or exercise voting or dispositive control over 5% or more of Puradyn's common stock,
o        each of Puradyn's directors,
o        each officer named in the Summary Compensation Table, and
o        all officers and directors as a group.

         A person is considered a beneficial owner of any securities that the person owns or has the right to acquire beneficial ownership of within 60 days. At May 24, 2002, there were 17,589,962 shares of common stock outstanding. Except as otherwise indicated, (a) we have been informed that the persons identified in the table have sole voting and dispositive power with respect to their shares, and (b) the address of each person is 3020 High Ridge Road, Suite 100, Boynton Beach, Florida 33426.

                                                                                                Percent of
Name and Address or                                           of Common Stock                   Beneficial
Identity of Group                                             Beneficially Owned                Ownership
---------------------------------------------------------------------------------------------------------
Quantum Industrial Partners LDC ("QIP") (1)                       4,570,000                       25.98%
Richard C. Ford (2)                                               2,118,118                       11.79%
Kevin G. Kroger (3)                                                 182,000                        1.03%
Alan J. Sandler (4)                                                 316,538                        1.80%
Joseph V. Vittoria (5)                                            1,317,573                        7.45%
Peter H. Stephaich (6)                                              110,000                           *
Ottavio Serena (7)                                                  125,000                           *
Michael Castellano (8)                                               15,250                           *
All Officers and Directors as a group (7 persons)                 4,184,479                       22.82%

-------------------------
*        Less than 1%.

(1) Address is c/o Curacao Corporation Company, N.V., Kaya Flamboyan, Willenstad Curacao, Netherlands,
         Antilles.

(2) Mr. Ford serves as Chief Executive Officer and as a Director. Includes options to purchase (i) 100,000 shares of Common Stock at $.56 per share through April 14, 2004, options to purchase 100,000 shares at $.21 per share through January 7, 2004, and options to purchase 175,000 shares at $.94 per share through April 1, 2004.

(3) Mr. Kroger is President, Chief Operating Officer, and a Director. Includes options to purchase 75,000 shares of Common Stock at $9.25 through July 3, 2010.

(4)      Mr. Sandler serves as Vice President, Secretary, and a Director.

(5) Mr. Vittoria serves as Chairman of the Board of Directors. Includes options to purchase 102,500 shares of Common Stock at $5.88 through October 23, 2005.

(6) Mr. Stephaich serves as a Director. Includes options to purchase 10,000 shares of Common Stock at $5.88 through October 23, 2005.

(7) Mr. Serena serves as a Director. Includes options to purchase 5,000 shares of Common Stock at $5.88 through October 23, 2005, and warrants to purchase 100,000 shares of Common Stock.

(8) Mr. Castellano serves as a Director. Includes options to purchase 5,000 shares of Common Stock at $6.50 through January 24, 2006 and 1,250 shares of Common Stock at $4.81 through May 16, 2006.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During 1998, Richard C. Ford, who was, at the time, our Chairman of the Board of Directors and a major stockholder, loaned us $150,000, for which we issued notes payable due one year from the date of issuance, bearing interest at 12%, and secured by accounts receivable and inventories. On January 24, 2000, Mr. Ford converted the loan and the related accrued interest totaling $175,504 into 150,000 shares of common stock.

         During 1998 and 1999, we borrowed an aggregate of $525,000 from our bank under a revolving line-of-credit. The revolving line of credit was secured by certificates of deposit in the name of Richard C. Ford and held by the bank and a personal guarantee.

         In exchange for Mr. Ford's personal guarantee of our borrowings, the Board of Directors granted Mr. Ford 175,000 options. The fair value of the options, estimated at $171,500 using the Black-Scholes valuation model, was recorded as a deferred financing cost and has been amortized to interest expense over the term of facility. Included in interest expense in the accompanying statements of operations for 2000 is amortization of such deferred financing costs of $39,000.

         On January 24, 2000, Mr. Ford and his daughter personally repaid the bank on our behalf and simultaneously converted their loans totaling $525,000 into 525,000 shares of our common stock. As a result of this conversion, and the conversions discussed above, we recorded compensation expense in 2000 totaling approximately $1,687,500 which represents the excess of the fair market value of the common stock received by Mr. Ford and his daughter over conversion price at the date of the conversion.

         At December 31, 1999, we were obligated to Quantum Industrial Partners LDC ("QIP"), a significant stockholder, under a 12% Senior Subordinated Convertible Note due 2003. In addition, during 1998, Puradyn and QIP entered into a Note Purchase Agreement whereby we issued QIP a 12% Senior Subordinated Convertible Note totaling $2.5 million.

         On December 31, 1999, Puradyn and QIP entered into an agreement for QIP to convert the outstanding principal amount payable to QIP into 2,500,000 shares of our common stock at a conversion rate of $1 per share. As a result of the modification of the conversion terms, we recognized interest expense in 1999 totaling $2,115,909, equal to the fair market value of the additional shares received by QIP resulting from the modification, pursuant to SFAS No. 84, Induced Conversions of Convertible Debt. On January 24, 2000, QIP converted the principal balance of the notes, totaling $2,500,000, and forgave the related accrued interest totaling $717,997, into 2,500,000 shares of our common stock.

         In July 2001, we received promissory notes from two officers for the exercise of their vested stock options in the amount of $853,750 and bearing interest of 5.63%. The principal and accrued interest are due upon the earlier of the expiration of the original option periods, which range from July 2008 to December 2009, or upon the sale of the common stock acquired by the execution of the options.

         On March 28, 2002, we executed a commitment letter with one of our stockholders to fund up to $2.5 million through the end of 2002. Under the terms of the commitment, we may draw amounts as needed in multiples of $500,000 to fund operations subject to Board of Director approval. Amounts drawn will bear interest at 8% and will become due and payable on December 31, 2003 or upon a change in control of Puradyn or consummation of any other financing over $3 million. As incentive, we granted such stockholder 100,000 common stock purchase warrants at an exercise price equal to the closing market price of our stock on the date of grant.

         On April 1, 2002, we executed an agreement with Richard J. Ford, who is the son of Richard C. Ford the Company's C.E.O., and a third unrelated party, to receive web site and advertising consulting services. The agreement is for a term of 15 weeks and the two consultants will receive 10,000 stock options each as well as cash payments for services rendered. The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk free interest rates of 4.65, volatility factors of the expected market price of our common stock of 1.39; and an expected life of 3 years. The deferred charge of approximately $64,000 will be amortized over the commitment period.

         We believe that the transactions referred to above were on terms no less favorable to us than terms which could have been obtained from unrelated third parties.

Private Offering Investment by Directors

         In connection with Puradyn's March 2000 private offering of common stock, at $1.00 per share, the following Directors participated:

                  Joseph V. Vittoria                      $1,000,000
                  Peter H. Stephaich                      $  100,000
                  Ottavio Serena                          $   20,000

         In connection with Puradyn's September 2000 private offering of common stock, at $7.50 per share, the following Directors participated:

                  Joseph V. Vittoria                      $1,000,000
                  Kevin G. Kroger                         $  150,000

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD'S DIRECTOR NOMINEES.

                                   PROPOSAL 2

             PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP
       AS INDEPENDENT AUDITORS OF PURADYN FILTER TECHNOLOGIES INCORPORATED

         The appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002, will be submitted for ratification by our stockholders. Ratification of the appointment of our auditors requires the affirmative vote of a majority of the shares of Puradyn's common stock voting at the annual meeting in person or by proxy.

Fees to Auditors.

         Audit Fees: The aggregate fees, including expenses, billed by Ernst & Young LLP in connection with their audit of our consolidated financial statements for the fiscal year ended December 31, 2001, and for their review of our quarterly reports on Form 10-QSB during the 2001 fiscal year, were $152,495.

         Financial Information Systems Design and Implementation Fees: The aggregate fees billed by Ernst & Young LLP for the fiscal year ended December 31, 2001, for the professional services described in Paragraph (c)(4)(ii) of Rule 2.01 of Regulation S-X were nil.

         All Other Fees: The aggregate fees billed by Ernst & Young LLP for professional services rendered to us by Ernst & Young LLP during the 2001 fiscal year, other than Audit Fees and Financial Information Systems Design and Implementation Fees, were $2,500, including audit related services of $2,500 and nonaudit services of nil. Audit related services generally include fees for statutory audits, business combinations accounting consultations, Securities and Exchange Commission registration statements and internal audit outsourcing services. Nonaudit fees generally include tax compliance, tax services and corporate compliance services performed for us

General.
-------

         Representatives of Ernst & Young LLP are expected to be present at the 2002 Annual Meeting, and (a) will be provided with an opportunity to make a statement if they desire to do so, and (b) are expected to be available to respond to appropriate questions from stockholders.

         Although the Board of Directors is submitting the appointment of Ernst & Young LLP for stockholder approval, it reserves the right to change the selection of Ernst & Young LLP as auditors, at any time during the fiscal year, if it deems such change to be in Puradyn's best interest, even after stockholder approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS PURADYN'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

                                 PROPOSAL THREE

                   APPROVAL OF AMENDMENT TO THE CERTIFICATE OF

                INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

         On May 22, 2002, the Board of Directors approved a proposal to amend Puradyn's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 30,000,000 shares, and further decreed that the proposal be submitted to the stockholders with the recommendation that the amendment be approved. The approval of this Proposal requires the affirmative vote of a majority of our issued and outstanding common stock.

         If Proposal 3 is approved by the stockholders of Puradyn, the newly authorized shares of Common Stock will have voting and other rights identical to the currently authorized shares of Common Stock. The increase in authorized shares will have no immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, the existing stockholders' percentage ownership of Puradyn will decrease, and depending upon the price at which such shares are issued, could be dilutive to existing stockholders. The text of the proposed amendment is set forth in Appendix A attached to this Proxy Statement.

         The Board of Directors believes that adoption of Proposal 3 is desirable so that, as the need may arise, Puradyn will have more flexibility and be able to issue shares of Common Stock without the expense and delay of a special stockholders' meeting, in connection with future opportunities for expanding the business through investments or acquisitions, public and private equity financing, management incentive and employee benefit plans, and for other purposes. As of the date of this Proxy Statement, we do not have any specific plans for the additional shares of Common Stock that would result from the approval of this proposal, but we do anticipate issuing equity securities during the course of the current year if market conditions are favorable.

         If Proposal 3 is approved by the stockholders, authorized but unissued shares of Puradyn's Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further action by our stockholders, except as otherwise required by applicable law, rules or regulations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE AMENDMENT TO PURADYN'S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

         The stockholder intending to present a proposal to be included in the proxy statement for our 2003 Annual Meeting of Stockholders must deliver a proposal in writing to our executive offices no later than February 1, 2003.

                                  OTHER MATTERS

         Management is not aware of any other matters to be presented for action at the 2002 Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter.

                             ADDITIONAL INFORMATION

         Our Annual Report on Form 10-KSB, which includes audited, consolidated financial statements for the year ended December 31, 2001, and our Quarterly Report on Form 10-QSB, which contains unaudited, condensed, consolidated financial statements for the quarter ended March 31, 2002, accompany this proxy statement.

                                   APPENDIX A
                                   ----------

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                    PURADYN FILTER TECHNOLOGIES INCORPORATED

         Puradyn Filter Technologies Incorporated (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation has adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

         RESOLVED, that the Certificate of Incorporation of Puradyn Filter Technologies Incorporated be amended by changing Article V thereof, so that, as amended, said Article shall be and read as follows:

                                    ARTICLE V
                                  Capital Stock

         The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 30,500,000 of which 30,000,000 are to be shares of Common Stock, $.001 par value per share, and of which 500,000 are to be shares of Preferred Stock, $.001 par value per share. The shares may be issued by the Corporation from time to time as approved by the Board of Directors of the Corporation without the approval of the stockholders except as otherwise provided in this Article V or the rules of a national securities exchange if applicable.

         A description of the different classes and series (if any) of the Corporation's capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

         A. Common Stock. Except as provided in this Certificate, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder, except as otherwise expressly set forth in this Certificate.

         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preferences over the Common Stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation.

         In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the Common Stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the Common Stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to redeem the remaining assets of the Corporation available for distribution, in cash or in kind.

         Each share of Common Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of Common Stock of the Corporation, except as otherwise expressly set forth in this Certificate.

         B. Preferred Stock. Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, vote designations, preferences, qualifications, limitations, restrictions, participation, options or other relative or special rights, as are stated and expressed herein or, to the extent permitted by law, in the resolution or resolutions providing for the issuance of such series, as adopted by the Board of Directors. The Board of Directors is hereby expressly empowered, subject to the provisions of this Paragraph, to provide for the issuance of Preferred Stock from time to time in one or more series and to fix, as to such series, by resolution or resolutions providing for the issuance of such series:

                  (1) the number of shares to constitute such series and the title or designation of the series;

                  (2) the rate of dividend, whether or not cumulative, and the extent of further participation in dividends or distributions, if any;

                  (3) the price and the terms and conditions, if any, upon which shares of such series are redeemable;

                  (4) whether or not the shares of such series shall be subject to sinking fund provisions for the redemption or purchase of shares;

                  (5) the amount, if any, payable upon shares in event of voluntary or involuntary liquidation of the Corporation;

                  (6) the terms and conditions, if any, on which shares of such series are convertible;

                  (7) the voting power, if any, of such series by determining the votes (or fraction of a vote) per share and the elections or events upon which such series may be voted, or may determine to restrict or eliminate entirely the right of such series to vote;

                  (8) such other powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as and to the extent permitted by law.

         Each share of each series of Preferred Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series, except as otherwise expressly set forth in this Certificate or any amendment thereto.

         SECOND: That the aforesaid amendment was duly adopted by the Corporation's Board of Directors by unanimous written consent on May 22, 2002 in accordance with the provisions of Section 141(f) of the General Corporation Law of the State of Delaware, and by the affirmative vote of stockholders holding a majority of the Corporation's outstanding shares of capital stock at the Corporation's 2002 Annual Meeting of the Stockholders on July 9, 2002 in accordance with the provisions of Section 212 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the aforesaid amendment shall become effective upon filing.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Richard C. Ford, its Chief Executive Officer, this ___ day of __________, 2002.

                                          PURADYN FILTER TECHNOLOGIES, INC.


                                           By: _________________________
                                                    Richard C. Ford, C.E.O.